Exhibit 99.3

PRESS RELEASE

PalmSource Reports Fiscal Fourth Quarter and Year-End Results

Contact information

Brian Siegel (investors)	Maureen O’Connell (media)
PalmSource, Inc.	PalmSource, Inc.
(408) 400-1942	(408) 400-1543
investor.relations@palmsource.com	maureen.oconnell@palmsource.com

•	Fourth quarter revenue of $17.3 million

•	Fourth quarter GAAP earnings per share (EPS) of $1.12, including a net increase to net income of $1.16 per share for special items

•	Fourth quarter non-GAAP loss per share of ($0.04)

•	Company announces reorganization of sales, marketing and product development activities

SUNNYVALE, California, June 29, 2005—PalmSource, Inc. (NASDAQ: PSRC), today announced results for its fiscal fourth quarter and year ended June 3, 2005. Revenue for the fourth quarter of 2005 was $17.3 million, including an early buyout of a licensee’s future minimum royalty commitments for $1.5 million, as compared to $17.7 million reported in the year ago quarter. Gross margin was 93 percent as compared to 91 percent in the year ago quarter. GAAP net income was $18.3 million or $1.12 per share, as compared to a GAAP net loss of ($2.9) million or ($0.23) per share reported in the year ago quarter.

Non-GAAP net loss for the quarter was ($0.7) million or ($0.04) per share, as compared to non-GAAP net loss of ($0.6) million or ($0.05) per share in the year ago quarter. Non-GAAP net loss and loss per share for the fourth quarter of 2005 excluded the following:

•	$26.7 million for a gain on the sale of assets (the Company’s interest in Palm Trademark Holding Company, LLC) to palmOne, Inc.

•	$2.7 million for restructuring charges related to the reorganization

•	$2.5 million related to the severance package for the Company’s former CEO

•	$2.3 million for stock-based compensation expense

•	$0.2 million for amortization of purchased intangible assets

GAAP EPS for the fourth quarter of 2005 was calculated using diluted shares outstanding of 16.3 million, while non-GAAP loss per share was calculated using basic shares outstanding of 15.9 million shares. GAAP and non-GAAP loss per share for the fourth quarter of 2004 were calculated using basic shares outstanding of 12.6 million shares.

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Palm OS licensees reported shipping a total of approximately 1.1 million units during the quarter, of which 37 percent were smartphones and 63 percent were PDA’s and other mobile handheld devices. This compares to a total of approximately 1.4 million units shipped in the fourth quarter of fiscal 2004, of which 18 percent were smartphones and 82 percent were PDA’s and other mobile handheld devices.

“While we still face significant challenges over the next several quarters, we continue to move forward with our development efforts in the broader mobile phone market,” said Patrick McVeigh, interim CEO. “We are committed to our transition to Linux-based platforms that deliver a great user experience.”

Full-year Results

For fiscal year 2005, revenues were $71.9 million, as compared to $73.1 million in the prior year. GAAP net income for 2005 was $19.5 million or $1.28 per share, as compared to a net loss of ($15.2) million or ($1.40) per share in the prior year. Non-GAAP net income was $4.0 million or $0.26 per share, as compared to non-GAAP net income of $1.2 million or $0.10 in the prior year. GAAP and non-GAAP EPS for 2005 were calculated on a diluted basis using a weighted average of approximately 15.2 million shares. GAAP loss per share for 2004 was calculated using a weighted average of basic shares outstanding of 10.9 million shares. Non-GAAP EPS for 2004 was calculated on a diluted basis using a weighted average of 11.6 million shares.

Reorganization of Product Development, Administration and Sales and Marketing

PalmSource today also announced an internal reorganization of the Company’s product development, administrative, marketing and sales organizations. As part of this reorganization, the Company plans to reduce its full-time head count by approximately 16 percent in the U.S. and has taken a $2.7 million restructuring charge in its fiscal fourth quarter of 2005, primarily related to employee severance arrangements. Over half of the head count reductions were middle and senior management positions, including three senior vice presidents. The Company expects annual salary savings of approximately $6.0 million in fiscal year 2006 related to the reorganization.

“This reorganization reflects the evolution of our business model, as we have taken action to tighten our focus over the next 12 months,” said Jeanne Seeley, PalmSource’s chief financial officer. “By streamlining our product development efforts and administrative functions, and combining our sales, marketing and business development activities, we not only expect to increase internal synergies between these groups, but we are also aligning our cost structure with the reality that we are in a new product development period.”

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Business Outlook

For its fiscal first quarter ending September 2, 2005, the Company expects revenue in the range of $14.3 million to $14.8 million with a GAAP loss per share in the range of ($0.23) to ($0.26). First quarter GAAP EPS includes approximately $0.10 per share for stock-based compensation and $0.01 per share for amortization of purchased intangible assets that should be excluded when calculating non-GAAP EPS. GAAP and Non-GAAP loss per share should be calculated using 16.3 million basic shares outstanding.

Investor Conference Call / Webcast Details

The Company will hold a conference call on Wednesday, June 29, 2005 at 2:00 p.m. PDT to review its results. It will be broadcast live and archived on the web at http://www.palmsource.com/about/ir.html. A replay of the call will be available for 7 days beginning at 3:00 p.m., PST. The replay number is (800) 642-1687, and the passcode is 7015745.

About PalmSource

PalmSource, Inc., the company behind Palm OS®, a leading operating system powering smart mobile devices, is a leading developer of software for mobile phones and other mobile devices. Its products include a wide range of software for mobile phones at all price points. More than 39 million mobile phones, handhelds, and other mobile devices run PalmSource software. Palm OS has given rise to a large community of users, enterprises, developers and manufacturers, who together make up the Palm Powered™ Economy. More information about PalmSource is available at www.palmsource.com, www.palmsource.co.uk, www.palmsource.fr, www.palmsource.de, www.palmsource.com/es and www.palmsource.com.cn.

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Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements regarding our strategy, financial results, and internal reorganization. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, are ability to successfully execute our strategy; our ability to transition to Linux-based platforms in a timely manner that our accepted by licensees and end users; our ability to continue to grow and maintain the Palm Powered Economy; our ability to successfully implement our planned reorganization, achieve the anticipated savings, and to retain the resulting work force; our ability to successfully streamline our product development process and combine our sales, marketing and business development activities; realization of the anticipated growth in the mobile phone market; the ability of our existing and new licenses to introduce new products in a timely manner

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that meet end user demands; our ability to work successfully with our Palm Powered™ Mobile World partners to create broader adoption of Palm Powered products by end users, developers and carriers; and other risks and uncertainties contained in our public announcements, reports to stockholders and other documents filed with and furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended May 28, 2004 and our Quarterly Reports on Form 10-Q for the periods ended August 27, 2004, November 26, 2004 and February 25, 2005. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Copyright© 2005, PalmSource, Inc. PalmSource, Palm OS, Palm Powered and certain other trademarks and logos are trademarks which are either owned by PalmSource, Inc. or its affiliates or are licensed by PalmSource, Inc. from Palm Trademark Holding Company, LLC and which may be registered in the United States, France, Germany, Japan, the United Kingdom, and other countries.

PalmSource, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 3, 2005	May 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$22,228	$27,144
Short-term investments	35,088	43,057
Accounts receivable, net	11,526	6,038
Prepaids and other	8,342	2,124

Total current assets	77,184	78,363

Restricted investments	121	1,680
Property and equipment, net	6,950	2,281
Goodwill	72,759	52,845
Intangibles assets, net	2,359	111
Long-term investments	14,418	16,733
Other assets	14,073	779

Total assets	$187,864	$152,792

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,866	$2,494
Deferred revenue	7,010	8,296
Accrued restructuring	2,718	—
Other accrued liabilities	9,019	7,625

Total current liabilities	21,613	18,415
Non-current liabilities:
Deferred revenue and other	11,586	10,386
Long-term convertible subordinated note	—	15,000

Stockholders’ equity:
Common stock	17	15
Additional paid-in capital	189,619	165,835
Accumulated other comprehensive income (loss)	287	259
Unearned stock-based compensation	(3,376)	(5,754)
Accumulated deficit	(31,882)	(51,364)

Total stockholders’ equity	154,665	108,991

Total liabilities and stockholders’ equity	$187,864	$152,792

PalmSource, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 3		Twelve Months Ended June 3
	2005	2004	2005	2004
Revenue:
Related party license and royalty	$67	$1,339	$2,025	$24,927
Third party license and royalty	16,118	14,580	65,461	42,563

Total license and royalty	16,185	15,919	67,486	67,490
Related party support and service	74	105	345	605
Third party support and service	1,073	1,620	4,080	5,022

Total support and service	1,147	1,725	4,425	5,627

Total revenue	17,332	17,644	71,911	73,117
Cost of revenue:
License and royalty	782	936	2,922	4,038
Support and service	419	704	1,867	2,136

Total cost of revenue	1,201	1,640	4,789	6,174

Gross margin	16,131	16,004	67,122	66,943

Operating expenses:
Research and development	7,685	8,089	30,296	33,158
Sales and marketing	4,919	4,307	18,264	17,508
General and administrative	4,670	3,547	15,732	12,667
Stock-based compensation	2,281	2,754	7,032	9,379
Restructuring	2,718	—	3,234	—
Executive severance	2,527	—	2,527	—
Amortization of intangibles	185	—	261	163
Separation costs	—	(406)	17	6,867

Total operating expenses	24,985	18,291	77,363	79,742

Operating income (loss)	(8,854)	(2,287)	(10,241)	(12,799)
Interest expense	—	(188)	(31)	(654)
Other income (expense), net	472	(197)	1,187	(264)
Gain on sale of assets	26,693	—	26,693	—
Gain on early extinguishment of debt	—	—	1,875	—

Income (loss) before income tax	18,311	(2,672)	19,483	(13,717)
Income tax provision	1	261	1	1,530

Net income (loss)	$18,310	$(2,933)	$19,482	$(15,247)

Basic earnings (loss) per share	$1.15	$(0.23)	$1.30	$(1.40)

Shares used in computing basic earnings (loss) per share	15,901	12,618	14,980	10,878

Diluted earnings (loss) per share	$1.12	$(0.23)	$1.28	$(1.40)

Shares used in computing diluted earnings (loss) per share	16,284	12,618	15,214	10,878

	Three Months Ended June 3		Twelve Months Ended June 3
	2005	2004	2005	2004
Reconciliation between GAAP and non-GAAP Net income (loss):
GAAP net income (loss)	$18,310	$(2,933)	$19,482	$(15,247)
Stock-based compensation	2,281	2,754	7,032	9,379
Amortization of intangibles	185	—	261	163
Restructuring	2,718	—	3,234	—
Executive severance	2,527	—	2,527	—
Separation costs	—	(406)	17	6,867
Gain on sale of assets	(26,693)	—	(26,693)	—
Gain on early extinguishment of debt	—	—	(1,875)	—

Non-GAAP net income (loss)	$(672)	$(585)	$3,985	$1,162

Non-GAAP basic net income (loss) per share	$(0.04)	$(0.05)	$0.27	$0.11

Shares used in computing non-GAAP basic net income (loss) per share	15,901	12,618	14,980	10,878

Non-GAAP diluted earnings (loss) per share	$(0.04)	$(0.05)	$0.26	$0.10

Shares used in computing non-GAAP diluted earnings (loss) per share	15,901	12,618	15,214	11,627